Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Healthcare Triangle, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.00001 per share	(1)	Other	1,458,118	$2.79	$4,068,149.22	0.0001381	$561.81

Total Offering Amounts:							$4,068,149.22		561.81
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$561.81

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Offering Note(s)

(1)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock reported on Nasdaq Capital Markets, LLC on October 15, 2025.

Represents the resale of (i) 1,429,528 shares of Common Stock issuable upon the exercise of common warrants to purchase 1,429,528 shares of Common Stock purchased by certain existing warrant holders in a private placement transaction pursuant to the terms of a warrant inducement letter agreement dated as of October 2, 2025, between us and the Warrant Inducement Holders; and (ii) 28,590 shares of Common Stock issuable upon the exercise of warrants to purchase 28,590 shares of Common Stock issued to designees of WallachBeth Capital LLC.